                                                                                NEWS RELEASE

Contact:
Robert Arrol – (314) 342-0654
rarrol@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Second Quarter Earnings
Quarterly dividend declared

ST. LOUIS (April 29, 2011) – The Laclede Group, Inc. today reported consolidated net income of $27.9 million, or $1.25 diluted earnings per share, for its second fiscal quarter ending March 31, 2011 compared to $28.0 million, or $1.26 per share, for the same quarter last year.  On a non-GAAP basis, the Company reported second-quarter net economic earnings of $27.5 million compared to $27.3 million for the same quarter last year.  Net economic earnings per share were $1.23 for both periods.  Please refer to “Non-GAAP Net Economic Earnings” included below.

For the first half of fiscal 2011, The Laclede Group reported net income totaling $51.3 million, or $2.30 per share, compared to $50.9 million, or $2.29 per share, for the same period last year. For the six months ended March 31, 2011, net economic earnings were $50.9 million, or $2.28 per share, compared to $53.1 million, or $2.39 per share, for the same period last year.

Additionally, the Company declared a quarterly dividend of 40 ½ cents per share on its common stock, payable July 5, 2011 to shareholders of record on June 10, 2011.

The Company’s operating results for both periods reflected stronger operating performance at Laclede Gas Company, the Company’s core utility subsidiary, where earnings for the first half of the year improved 7.2% over the prior year.  This positive impact was offset by lower earnings at Laclede Energy Resources, Inc., the Laclede Group’s non-regulated natural gas commodity service provider, reflecting continued low regional price differentials and limited volatility.

“We are clearly pleased with the improved performance at Laclede Gas Company.  At the same time,  Laclede Energy Resources remains focused on adapting to the dynamics of the marketplace, including renewal of certain key contracts on terms better reflecting current market conditions while also pursuing customer growth and market expansion opportunities,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.

RESULTS OF OPERATIONS

Laclede Gas Company

Laclede Gas Company, Missouri’s largest natural gas distribution utility, reported net income of $26.2 million for the second quarter of 2011, compared to $23.4 million for the same quarter last year. Laclede Gas contributed $1.17 to the Company’s consolidated diluted earnings per share for the second quarter, compared to $1.05 for the year-ago quarter.  Second-quarter performance was positively impacted by a general rate increase that went into effect September 1, 2010.

Net income for the first half of fiscal 2011 totaled $47.7 million, an increase of $3.2 million from the same period last year. Laclede Gas contributed $2.14 to consolidated earnings per share for the first half of 2011, compared to $2.00 for the year-ago period. The increase was primarily attributable to the general rate increase and lower operating costs reflecting improved collections and cost-management initiatives. Last year’s first-half results also included net income of $3.7 million, or $0.16 per share, realized from a non-regulated propane exchange transaction that a third party settled in cash rather than return inventory.  Laclede Gas has since renegotiated that arrangement and enhanced it to also provide market-based storage services.

In April 2011, Laclede Gas completed a non-regulated sale of propane inventories no longer required to serve utility customers.  This transaction will result in net income totaling $6.1 million that will be included in earnings during the third quarter of fiscal 2011.

Laclede Energy Resources

Laclede Energy Resources (LER) reported net income of $1.7 million for the second quarter of 2011, compared to $4.5 million for the same quarter last year.  On a consolidated basis, LER contributed $0.08 per share for the 2011 second quarter compared to $0.20 per share for the year-ago quarter.  These decreases were primarily due to lower natural gas margins and declining sales volumes, driven primarily by narrow regional price differentials and limited volatility that continue to prevail in the marketplace.  LER’s net economic earnings for the second quarter of 2011 were $1.3 million, compared to $3.8 million for the same quarter last year.  LER contributed $0.06 to Laclede Group’s consolidated net economic earnings per share for the second quarter this year compared to $0.17 for the second quarter last year.

Net income for the first half of 2011 totaled $3.6 million, a decrease of $2.7 million from the same period last year. On a consolidated basis, LER contributed $0.16 per share for the 2011 first half compared to $0.28 per share for the year-ago period.  These decreases were primarily due to the same factors discussed above. LER’s net economic earnings for the first half of 2011 were $3.3 million compared to $8.4 million for the same period last year. LER contributed $0.15 to Laclede Group’s consolidated net economic earnings per share for the first half of 2011, compared to $0.38 for the first half of 2010.

ABOUT THE LACLEDE GROUP

The Laclede Group's earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group's fiscal 2011 second-quarter results; please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended December 31, 2010, filed with the Securities and Exchange Commission.

Net Economic Earnings

This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  The Laclede Group’s non-regulated subsidiary LER and, to a lesser extent, Laclede Gas account for certain transactions through fair value measurements. As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (GAAP)

Quarter Ended March 31, 2011
Regulated Gas Distribution	$26.2	$—	$26.2
Non-Regulated Gas Marketing	1.3	0.4	1.7
Other	—	—	—
Total	$27.5	$0.4	$27.9
Per Share Amounts (2)	$1.23	$0.02	$1.25
Quarter Ended March 31, 2010
Regulated Gas Distribution	$23.4	$—	$23.4
Non-Regulated Gas Marketing	3.8	0.7	4.5
Other	0.1	—	0.1
Total	$27.3	$0.7	$28.0
Per Share Amounts (2)	$1.23	$0.03	$1.26

Six Months Ended March 31, 2011
Regulated Gas Distribution	$47.6	$0.1	$47.7
Non-Regulated Gas Marketing	3.3	0.3	3.6
Other	—	—	—
Total	$50.9	$0.4	$51.3
Per Share Amounts (2)	$2.28	$0.02	$2.30
Six Months Ended March 31, 2010
Regulated Gas Distribution	$40.9	$(0.1)	$40.8
Non-Regulated Gas Marketing	8.4	(2.1)	6.3
Other	3.8	—	3.8
Total	$53.1	$(2.2)	$50.9
Per Share Amounts (2)	$2.39	$(0.10)	$2.29
(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended March 31, 2011 and March 31, 2010, the amounts of income tax expense included in the consolidated reconciling items above are $0.3 million and $0.4 million, respectively. For the six months ended March 31, 2011 and 2010, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $0.3 million and $(1.4) million, respectively.
(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted earnings per share calculation.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

OPERATING REVENUES
Regulated Gas Distribution	$388,375	$373,520	$665,818	$656,449
Non-Regulated Gas Marketing	155,111	261,473	321,519	458,998
Other	292	332	643	11,044
Total Operating Revenues	543,778	635,325	987,980	1,126,491
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	260,706	250,238	434,071	432,238
Other operation expenses	39,500	37,779	74,362	75,242
Maintenance	6,441	7,219	12,581	13,393
Depreciation and amortization	9,739	9,385	19,377	18,748
Taxes, other than income taxes	24,686	26,050	40,434	42,274
Total Regulated Gas Distribution Operating Expenses	341,072	330,671	580,825	581,895
Non-Regulated Gas Marketing	152,302	254,161	315,655	448,891
Other	461	223	806	4,771
Total Operating Expenses	493,835	585,055	897,286	1,035,557
Operating Income	49,943	50,270	90,694	90,934
Other Income and (Income Deductions) - Net	467	318	2,312	1,905
Interest Charges:
Interest on long-term debt	5,740	6,145	11,682	12,291
Other interest charges	549	526	1,293	1,089
Total Interest Charges	6,289	6,671	12,975	13,380
Income Before Income Taxes	44,121	43,917	80,031	79,459
Income Tax Expense	16,228	15,897	28,769	28,553
Net Income	$27,893	$28,020	$51,262	$50,906

Average Number of Common Shares Outstanding:
Basic	22,100	21,980	22,070	21,968
Diluted	22,172	22,027	22,145	22,014

Basic Earnings Per Share of Common Stock	$1.25	$1.26	$2.30	$2.29
Diluted Earnings Per Share of Common Stock	$1.25	$1.26	$2.30	$2.29